Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 28, 2016 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the first fiscal quarter ended December 31, 2015. Additionally, we launched our new website today www.griffon.com.

Revenue totaled $494.1 million, decreasing 2% from the prior year quarter; excluding the impact of foreign currency, revenue increased 3%. Telephonics Corporation ("Telephonics") revenue increased 20% over the prior year quarter, while Home & Building Products ("HBP") and Clopay Plastic Products Company, Inc. (“PPC”) revenue decreased 4% and 11%, respectively.

Segment adjusted EBITDA totaled $52.0 million, increasing 6% from the prior year quarter; excluding the impact of foreign currency, Segment adjusted EBITDA increased 12%. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, and unallocated amounts (mainly corporate overhead).

Net income totaled $8.6 million, or $0.19 per share, compared to $7.5 million, or $0.16 per share, in the prior year quarter. Current quarter results included discrete tax benefits of $0.4 million, or $0.01 per share. The prior year quarter included discrete tax provisions of $0.3 million, or $0.01 per share. Excluding these items from both periods, current quarter adjusted net income was $8.2 million, or $0.18 per share, compared to $7.8 million, or $0.16 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are very pleased with our performance this quarter. We are off to a strong start for 2016. Our business fundamentals are solid and our focus on operational excellence continues to drive our earnings growth. The intrinsic earnings power of our company is just starting to be realized. We expect to continue to build on our success for the balance of 2016 and the years ahead.”

Segment Operating Results
Home & Building Products
Revenue totaled $261.2 million, decreasing 4% compared to the prior year quarter. Excluding a 4% unfavorable foreign currency impact, HBP revenue was consistent with the prior year quarter. The AMES Companies, Inc. (“AMES”) revenue decreased 11% primarily due to reduced snow tool sales in both Canada and North America as a result of warmer seasonal weather conditions, partially offset by improved pots and planter and wheelbarrow sales; foreign currency was 6% unfavorable. Clopay Building Products Company, Inc. ("CBP") revenue increased 3% due to favorable mix with the balance primarily from increased volume; foreign currency was 1% unfavorable.

Segment adjusted EBITDA was $29.8 million, increasing 22% compared to the prior year quarter, driven by AMES operational efficiency improvements and cost control measures, and increased volume and favorable mix at CBP; foreign currency was 11% unfavorable.

Telephonics
Revenue totaled $109.0 million, increasing 20% from the prior year quarter, primarily due to the timing of work performed on maritime surveillance radars and deliveries of wireless intercommunication systems, partially offset by cost growth recognized on certain components for airport surveillance radar and secure digital communication contracts.

Segment adjusted EBITDA was $10.3 million, increasing 3% from the prior year quarter, primarily due to increased profit on the increased revenue, partially offset by the unfavorable program mix and the cost growth noted above.

Contract backlog totaled $459 million at December 31, 2015, compared to $442 million at September 30, 2015, with approximately 70% expected to be fulfilled within the next twelve months.

In December 2015, Telephonics invested an additional $2.7 million increasing its equity stake from 26% to 49% in Mahindra Telephonics Integrated Systems (MTIS), a joint venture with Mahindra Defence Systems, a Mahindra Group Company. MTIS is an aerospace and defense manufacturing and development facility in Prithla, India.

Plastic Products
Revenue totaled $123.9 million, decreasing 11% compared to the prior year quarter, reflecting an unfavorable foreign currency impact of 8%, decreased volume, primarily due to prior year product rationalizations, of 2% and an unfavorable impact from the pass through of resin costs in customer selling prices of 1%. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $11.8 million, decreasing 19% from the prior year quarter, primarily due to decreased volume and operational inefficiencies experienced in Europe from bringing down equipment for maintenance, partially offset by the change in the impact of resin pricing pass through of $1.7 million. The impact of foreign currency was not material.

Taxes
The effective tax rate for the quarter ended December 31, 2015 was 35.6% compared to 37.8% in the comparable prior year quarter. The current and prior year tax rates reflect the impact of permanent differences not deductible in determining taxable income, changes in earnings mix between domestic and non-domestic operations, and tax reserves.

The quarter ended December 31, 2015 included net tax benefits of $0.4 million from discrete items primarily resulting from the retroactive extension of the federal R&D credit signed into law December 18, 2015. The comparable prior year quarter included $0.3 million of discrete provisions. Excluding discrete items, the effective tax rate for the quarter ended December 31, 2015 was 38.6% compared to 34.9% in the comparable prior year quarter.

Balance Sheet and Capital Expenditures
At December 31, 2015, the Company had cash and equivalents of $50.0 million, total debt outstanding of $901.2 million, net of discounts and deferred costs, and $139 million was available, subject to certain covenants, for borrowing at that date under its revolving credit facility. Capital expenditures were $25 million in the current quarter.

Share Repurchases
On March 20, 2015, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock; on July 29, 2015, an additional $50 million was authorized. Under both programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended December 31, 2015, Griffon purchased 432,419 shares of common stock under these programs, for a total of $7.2 million or $16.72 per share. As of December 31, 2015, $50.7 million remains under existing Board authorizations.

From August 2011 to December 31, 2015, Griffon repurchased 17,183,640 shares of common stock, for a total of $210.4 million or $12.24 per share.

Conference Call Information
The Company will hold a conference call today, January 28, 2016, at 4:30 PM ET.

The call can be accessed by dialing 1-888-397-5355 (U.S. participants) or 1-719-325-2295 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 6285840.

A replay of the call will be available starting on January 28, 2016 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 6285840. The replay will be available through February 11, 2016.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of continuing budgetary cuts resulting from sequestration and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional dealers and major home center retail chains.

•	Telephonics designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for military and commercial markets worldwide.

•	PPC is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see our new website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,
REVENUE	2015	2014
Home & Building Products:
AMES	$118,290	$133,110
CBP	142,908	138,600
Home & Building Products	261,198	271,710
Telephonics	109,037	90,658
PPC	123,914	139,792
Total consolidated net sales	$494,149	$502,160

Segment adjusted EBITDA:
Home & Building Products	$29,829	$24,470
Telephonics	10,344	10,032
PPC	11,785	14,551
Total Segment adjusted EBITDA	51,958	49,053
Net interest expense	(12,012)	(11,637)
Segment depreciation and amortization	(16,969)	(17,147)
Unallocated amounts	(9,628)	(8,264)
Income before taxes	$13,349	$12,005

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2015	2014
Home & Building Products
Segment operating profit	$21,159	$16,369
Depreciation and amortization	8,670	8,101
Segment adjusted EBITDA	29,829	24,470

Telephonics
Segment operating profit	7,813	7,517
Depreciation and amortization	2,531	2,515
Segment adjusted EBITDA	10,344	10,032

Clopay Plastic Products
Segment operating profit	6,017	8,020
Depreciation and amortization	5,768	6,531
Segment adjusted EBITDA	11,785	14,551

All segments:
Income from operations - as reported	24,806	24,093
Unallocated amounts	9,628	8,264
Other, net	555	(451)
Segment operating profit	34,989	31,906
Depreciation and amortization	16,969	17,147
Segment adjusted EBITDA	$51,958	$49,053

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2015	2014
Revenue	$494,149	$502,160
Cost of goods and services	378,044	384,171
Gross profit	116,105	117,989

Selling, general and administrative expenses	91,299	93,896

Income from operations	24,806	24,093

Other income (expense)
Interest expense	(12,023)	(11,754)
Interest income	11	117
Other, net	555	(451)
Total other expense, net	(11,457)	(12,088)

Income before taxes	13,349	12,005
Provision for income taxes	4,753	4,534
Net income	$8,596	$7,471

Basic income per common share	$0.20	$0.16
Weighted-average shares outstanding	41,968	46,310

Diluted income per common share	$0.19	$0.16
Weighted-average shares outstanding	45,384	48,136

Net income	$8,596	$7,471
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(3,349)	(15,500)
Pension and other post retirement plans	386	353
Cash flow hedge	(1,015)	(74)
Change in available-for-sale securities	—	(962)
Total other comprehensive income (loss), net of taxes	(3,978)	(16,183)
Comprehensive income (loss), net	$4,618	$(8,712)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At December 31, 2015	At September 30, 2015
CURRENT ASSETS
Cash and equivalents	$49,968	$52,001
Accounts receivable, net of allowances of $5,156 and $5,342	205,882	218,755
Contract costs and recognized income not yet billed, net of progress payments of $17,517 and $16,467	122,923	103,895
Inventories, net	334,462	325,809
Prepaid and other current assets	56,826	55,086
Assets of discontinued operations	1,360	1,316
Total Current Assets	771,421	756,862
PROPERTY, PLANT AND EQUIPMENT, net	376,110	379,972
GOODWILL	356,412	356,241
INTANGIBLE ASSETS, net	211,472	213,837
OTHER ASSETS	25,198	22,346
ASSETS OF DISCONTINUED OPERATIONS	2,576	2,175
Total Assets	$1,743,189	$1,731,433

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$15,189	$16,593
Accounts payable	166,835	199,811
Accrued liabilities	96,524	104,997
Liabilities of discontinued operations	2,033	2,229
Total Current Liabilities	280,581	323,630
LONG-TERM DEBT, net	886,028	826,976
OTHER LIABILITIES	144,567	146,923
LIABILITIES OF DISCONTINUED OPERATIONS	3,634	3,379
Total Liabilities	1,314,810	1,300,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	428,379	430,525
Total Liabilities and Shareholders’ Equity	$1,743,189	$1,731,433

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,596	$7,471
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,084	17,260
Stock-based compensation	3,066	2,577
Provision for losses on accounts receivable	(24)	156
Amortization of debt discounts and issuance costs	1,671	1,634
Deferred income taxes	2,763	1,501
(Gain) loss on sale/disposal of assets and investments	(77)	171
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(6,106)	24,824
Increase in inventories	(9,080)	(32,658)
(Increase) decrease in prepaid and other assets	316	(2,177)
Decrease in accounts payable, accrued liabilities and income taxes payable	(38,324)	(30,051)
Other changes, net	519	1,242
Net cash used in operating activities	(19,596)	(8,050)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(25,018)	(18,921)
Investment in unconsolidated joint venture	(2,726)	—
Proceeds from sale of assets	484	107
Investment sales	715	—
Net cash used in investing activities	(26,545)	(18,814)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,281)	(1,910)
Purchase of shares for treasury	(10,910)	(13,170)
Proceeds from long-term debt	79,874	10,279
Payments of long-term debt	(24,126)	(11,295)
Change in short-term borrowings	(147)	(1,201)
Financing costs	—	(29)
Tax benefit from exercise/vesting of equity awards, net	2,291	342
Other, net	104	102
Net cash provided by (used in) financing activities	44,805	(16,882)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(387)	(380)
Net cash used in discontinued operations	(387)	(380)
Effect of exchange rate changes on cash and equivalents	(310)	(1,713)
NET DECREASE IN CASH AND EQUIVALENTS	(2,033)	(45,839)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	52,001	92,405
CASH AND EQUIVALENTS AT END OF PERIOD	$49,968	$46,566

Griffon evaluates performance based on Earnings per share and Net income excluding discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,
	2015	2014
Net income	$8,596	$7,471

Adjusting items, net of tax:
Discrete tax provisions (benefits)	(399)	349

Adjusted net income	$8,197	$7,820

Diluted income per common share	$0.19	$0.16

Adjusting items, net of tax:
Discrete tax provisions (benefits)	(0.01)	0.01

Adjusted earnings per common share	$0.18	$0.16

Weighted-average shares outstanding (in thousands)	45,384	48,136

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.